Exhibit 99.1

Harleysville Group Inc. Reports Second Quarter 2011 Results

Second quarter highlights:

  Operating loss of $0.43 per share impacted by $0.83 per share of catastrophe losses
  Statutory combined ratio2 of 125.2 percent in quarter; includes 17.1 points of catastrophe losses
  Book value of $28.81 per share; up over 1 percent from year-end 2010
  Quarterly dividend raised 6 percent to $0.38 per share, annualized $1.52 per share

HARLEYSVILLE, Pa.--(BUSINESS WIRE)--August 8, 2011--Harleysville Group Inc. (NASDAQ: HGIC) today reported a diluted operating loss of $0.43 per share for the second quarter of 2011, compared to operating income of $0.61 per share in the second quarter of 2010. Catastrophe losses incurred during the second quarter of 2011 reduced operating income by $0.83 per share after taxes, compared to catastrophe losses of $0.19 per share in the second quarter of 2010. For the six-month periods, the company reported a diluted operating loss of $0.14 per share in 2011 and operating income of $0.89 per share in 2010. Catastrophe losses incurred during the first six months of 2011 reduced operating income by $1.04 per share after taxes, compared to catastrophe losses of $0.68 per share in the first six months of 2010. Operating income is a non-GAAP financial measure defined by the company as net income excluding after-tax realized gains and losses on investments. See below for the company’s reported GAAP net income.

“The weather in the second quarter truly was unprecedented, causing us to experience a record level of catastrophe storm activity and weather-related losses,” commented Michael L. Browne, Harleysville Group’s president and chief executive officer. “Our results are not surprising when you consider the magnitude of the catastrophes that occurred across the country during the quarter, with the industry’s insured loss estimate for the quarter expected to be well in excess of $15 billion.

“The effects of these storms were tragic for many of our policyholders, as they were forced out of their homes and businesses, and their possessions were destroyed,” Browne explained. “At a time when they are counting on us the most, we are well positioned and will deliver on our commitment to our agents and policyholders because of our strong balance sheet, outstanding financial strength and excellent claims service.

“We continue to maintain the strength of our balance sheet, which is clearly evidenced by a high-quality investment portfolio, a strong capital base and reserve position, a debt-to-capital ratio of 15 percent1, and a premium-to-surplus ratio of 1.1 to 1,” Browne continued. “It’s because of that strong balance sheet that these record losses did not have a material impact on our financial position. In fact, our book value in the quarter increased to $28.81 per share.

“At the same time, our capital management efforts continue to differentiate us from our competitors. As we announced on Friday, we are increasing our quarterly dividend by 6 percent to $0.38 per share, which is a direct reflection of our financial strength,” Browne said. “Bottom line, our solid financial base—coupled with our ongoing focus on the fundamentals of our business—positions us well to continue to be a strong and stable market for our agents’ best business.”

The company reported a diluted net loss of $0.43 per share in the second quarter of 2011, compared to net income of $0.61 per share in the second quarter of 2010. There were nominal realized investment gains after tax in the second quarter of both years. For the six-month periods, diluted net income was $0.24 per share in 2011 and $0.90 per share in 2010. For the six months, the company reported after-tax investment gains of $0.38 per share in 2011, compared to after-tax investment gains of $0.01 per share in 2010.

The company’s second quarter net written premiums—excluding workers compensation business from both years—decreased 1.2 percent to $209.0 million in 2011, compared to $211.5 million in the same period in 2010. Excluding workers compensation business from both years, net written premiums through six months were up 0.1 percent to $407.4 million in 2011, compared to $406.9 million in 2010. As of January 1, 2011, Harleysville Group and Harleysville Mutual Insurance Company amended their intercompany pooling agreement as it relates to their workers compensation business. The amendment establishes that the financial results associated with workers compensation business for accident years 2011 and following will be retained 100 percent by Harleysville Mutual. At the same time, the financial results of prior accident years will continue to be shared between Harleysville Group and Harleysville Mutual under the existing pool participations.

Harleysville Group’s overall statutory combined ratio was 125.2 percent in the second quarter of 2011, compared to 101.3 percent in the second quarter of 2010. The company had 17.1 points of catastrophe losses in the second quarter of 2011 and 3.8 points of catastrophe losses in the second quarter of 2010. For the six months, the statutory combined ratio—excluding the impact of the change to the intercompany pooling agreement—was 116.5 percent in 2011, versus 104.5 percent in 2010. Catastrophe losses added 10.8 points to the six-month result in 2011 and 6.9 points in 2010.

Second quarter pretax investment income decreased 3.8 percent to $24.8 million, while after-tax investment income was down 2.6 percent in the second quarter to $19.7 million. For the six months, pretax investment income declined 2.5 percent to $50.4 million, while after-tax investment income was down 1.4 percent to $39.7 million.

Operating cash flow for the six months of 2011 was $(27.9) million, compared to $40.3 million in the six months of 2010.

Commercial lines Excluding workers compensation business from both years, net written premiums in commercial lines declined 4.7 percent to $151.7 million in the second quarter of 2011 and were down 3.3 percent to $300.5 million in the six months ended June 30, 2011. The commercial lines statutory combined ratio was 120.9 percent in the second quarter of 2011, versus 101.5 percent in the second quarter of 2010. For the six months, the statutory combined ratio, adjusted for the pool change, was 113.4 percent in 2011, compared to 103.1 percent in 2010.

Personal lines Net written premiums in personal lines were up 9.6 percent to $57.3 million in the second quarter of 2011. For the six months, net written premiums grew 11.3 percent to $106.9 million in 2011. Harleysville Group’s personal lines statutory combined ratio was 137.7 percent in the second quarter of 2011, versus 100.9 percent during the second quarter of 2010. For the six months, the statutory combined ratio was 125.4 percent in 2011, compared to 109.9 percent in 2010.

Outlook “Looking ahead, we continue to remain focused on the basics of our business—underwriting, claims, service and productivity—in order to retain our best accounts and generate responsible, profitable growth, while creating shareholder value,” Browne said. “While we are not immune to the effects of the market, we believe that focus on the basics is the responsible and prudent course for our company. As a result, we will continue to work closely with our agency partners to protect the quality and long-term profitability of all of our business, as we seek to produce results that will differentiate us favorably from our competition.”

Webcast The company will host a live webcast on Tuesday, August 9, 2011, at 8 a.m. (ET) to discuss its second quarter results. The webcast and a replay will be available from the Investors section of the company’s website (www.harleysvillegroup.com).

GAAP and non-GAAP financial measures The company uses a non-GAAP financial measure called “operating income” that management believes is useful to investors because it illustrates the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. While this measure is utilized by investors to evaluate performance, it is not a substitute for the U.S. GAAP financial measure of net income. Therefore, a reconciliation of this non-GAAP financial measure to the U.S. GAAP financial measure of net income is provided following the Consolidated Statements of Income contained in this release. Management also uses operating income for, among other things, goal setting, determining employee and senior management compensation, and evaluating performance.

Corporate profile Harleysville Insurance is a leading super-regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. As a Trusted Choice® company partner, Harleysville distributes its products exclusively through a network of independent agents primarily across 32 states. Harleysville is ranked #21 in the most recent InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and has been included on the list in each of the last five years. Harleysville Mutual Insurance Company owns approximately 54 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for eight regional property/casualty insurance companies collectively rated A (Excellent) by A.M. Best Company. Harleysville Group is listed on the NASDAQ Global Select Market, which is comprised of the top third of all NASDAQ member companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Harleysville Group has paid a dividend every quarter since the company went public in 1986, and was recognized with a 2010 Mergent Dividend Achiever Award for its long-term history of dividend increases. Further information can be found on the company’s website at www.harleysvillegroup.com.

Forward-looking information Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Harleysville Group Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Harleysville Group will be those anticipated by management. Actual financial results, including operating return on equity, premium growth and underwriting results, could differ materially from those anticipated by Harleysville Group depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; reduced economic activity; the insurance product pricing environment; changes in applicable law and accounting standards; government regulation and changes therein that may impede the ability to charge adequate rates or to do business; performance of and instability in the financial markets; investment losses; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

[1] Excludes the effect of unrealized investment gains and losses recognized in accumulated other comprehensive income pursuant to ASC 320.
[2] Statutory combined ratio is a non-GAAP measure of underwriting profitability and is based on numbers determined under statutory accounting practices as filed with state insurance regulators. It is the sum of the ratio of losses and loss settlement expenses to premiums earned plus the ratio of underwriting expenses to premiums written. A ratio of less than 100 percent indicates underwriting profitability.

	Harleysville Group Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS	Quarter ended June 30		Six months ended June 30
(in thousands, except per share data)	2011	2010	2011	2010
OPERATING RESULTS
Diluted earnings per common share:
Operating income (loss)*	($0.43)	$0.61	($0.14)	$0.89
Realized investment gains, net of income taxes			0.38	0.01
Net income (loss)	($0.43)	$0.61	$0.24	$0.90
Cash dividends per common share	$0.36	$0.325	$0.72	$0.65

FINANCIAL CONDITION	June 30, 2011		December 31, 2010
Assets		$3,239,465		$3,278,232
Shareholders' equity		$781,664		$768,633
Per common share		$28.81		$28.42

CONSOLIDATED STATEMENTS OF INCOME (LOSS)	Quarter ended June 30		Six months ended June 30
(in thousands, except per share data)	2011	2010	2011	2010
REVENUES:
Premiums earned	$200,976	$213,488	$400,729	$422,571
Investment income, net of investment expense	24,839	25,814	50,424	51,697
Realized investment gains	98	192	15,872	526
Other income	4,754	4,012	9,164	7,669
Total revenues	230,667	243,506	476,189	482,463
LOSSES AND EXPENSES:
Losses and loss settlement expenses	183,086	143,252	327,281	295,288
Amortization of deferred policy acquisition costs	50,398	54,568	103,077	107,602
Other underwriting expenses	19,826	21,897	40,497	43,381
Interest expense	1,513	1,516	3,027	3,030
Other expenses	1,242	1,268	2,211	2,222
Total expenses	256,065	222,501	476,093	451,523
Income (loss) before income taxes	(25,398)	21,005	96	30,940
Income tax expense (benefit)	(14,070)	3,951	(6,803)	5,836
Net income (loss)	($11,328)	$17,054	$6,899	$25,104
Weighted average number of shares outstanding:
Basic	27,090,626	27,737,746	27,028,138	27,723,696
Diluted	27,090,626	27,905,366	27,177,838	27,914,930
Per common share:
Basic earnings (loss)	($0.43)	$0.61	$0.24	$0.90

Diluted earnings (loss)	($0.43)	$0.61	$0.24	$0.90

RECONCILIATION TO OPERATING INCOME (LOSS) :
Net income (loss)	($11,328)	$17,054	$6,899	$25,104
Less realized investment gains, net of income taxes	64	125	10,317	342
Operating income (loss)	($11,392)	$16,929	($3,418)	$24,762

These financial figures are unaudited.
*Operating income is a non-GAAP financial measure defined by the company as net income excluding after-tax realized gains and losses on investments.

Harleysville Group Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)	June 30, 2011*	December 31, 2010
ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost (fair value $136,517 and $156,967)	$128,482	$148,362
Available for sale, at fair value (amortized cost $1,943,621 and $2,069,097)	2,064,269	2,165,101
Equity securities, at fair value (cost $270,760 and $191,095)	352,101	268,104
Short-term investments, at cost, which approximates fair value	78,278	79,909
Total investments	2,623,130	2,661,476
Cash	78	39
Premiums in course of collection	140,525	133,758
Reinsurance recoverables	219,190	219,149
Accrued investment income	25,818	26,910
Deferred policy acquisition costs	107,356	113,997
Prepaid reinsurance premiums	50,150	51,625
Property and equipment, net	12,946	13,312
Deferred income taxes		9,413
Other assets	60,272	48,553
Total assets	$3,239,465	$3,278,232
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss settlement expenses	$1,758,060	$1,771,661
Unearned premiums	468,681	503,532
Accounts payable and accrued expenses	81,234	96,461
Due to affiliate	26,648	19,445
Deferred income taxes	4,678
Debt	118,500	118,500
Total liabilities	2,457,801	2,509,599
Shareholders' equity:
Preferred stock, $1 par value; authorized 1,000,000 shares;
none issued
Common stock, $1 par value, authorized 80,000,000 shares;
issued 35,179,315 and 34,987,829 shares;
outstanding 27,128,314 and 27,044,836 shares	35,179	34,988
Additional paid-in capital	273,201	263,857
Accumulated other comprehensive income	100,705	80,506
Retained earnings	617,725	630,603
Treasury stock, at cost, 8,051,001 and 7,942,993 shares	(245,146)	(241,321)
Total shareholders' equity	781,664	768,633
Total liabilities and shareholders' equity	$3,239,465	$3,278,232

*These financial figures are unaudited.

Harleysville Group Inc. and Subsidiaries
SUPPLEMENTARY FINANCIAL ANALYSTS' DATA
	Quarter ended June 30		Six months ended June 30
(dollars in thousands)	2011	2010	2011	2010
Net premiums written*	$208,986	$230,226	$367,354	$447,056
Statutory surplus*			$711,443	$690,948

Pretax investment income	$24,839	$25,814	$50,424	$51,697
Related federal income taxes	5,188	5,647	10,764	11,462
After-tax investment income	$19,651	$20,167	$39,660	$40,235

SEGMENT INFORMATION
	Quarter ended June 30		Six months ended June 30
(dollars in thousands)	2011	2010	2011	2010
Revenues:
Premiums earned:
Commercial lines	$148,522	$167,310	$297,542	$331,943
Personal lines	52,454	46,178	103,187	90,628
Total premiums earned	200,976	213,488	400,729	422,571
Net investment income	24,839	25,814	50,424	51,697
Realized investment gains	98	192	15,872	526
Other	4,754	4,012	9,164	7,669
Total revenues	$230,667	$243,506	$476,189	$482,463

Income before income taxes:
Underwriting loss:
Commercial lines	($32,111)	($6,319)	($33,975)	($16,970)
Personal lines	(21,186)	(2,292)	(27,327)	(10,657)
SAP underwriting loss	(53,297)	(8,611)	(61,302)	(27,627)
GAAP adjustments	963	2,382	(8,824)	3,927
GAAP underwriting loss	(52,334)	(6,229)	(70,126)	(23,700)
Net investment income	24,839	25,814	50,424	51,697
Realized investment gains	98	192	15,872	526
Other	1,999	1,228	3,926	2,417
Income (loss) before income taxes	($25,398)	$21,005	$96	$30,940

Income taxes on net investment income	$5,188	$5,647	$10,764	$11,462
Income tax benefit on remaining losses	(19,258)	(1,696)	(17,567)	(5,626)
Total income tax expense (benefit)	($14,070)	$3,951	($6,803)	$5,836

Effective tax rate on:
Net investment income	20.9%	21.9%	21.3%	22.2%
Income	55.4%	18.8%	N/M **	18.9%

These financial figures are unaudited.

*Statutory data is a non-GAAP measure. Because it is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' Accounting Practices and Procedures Manual, a reconciliation to GAAP is not required.

**Not Meaningful

Harleysville Group Inc. and Subsidiaries
STATUTORY DATA BY LINE OF BUSINESS*
	Quarter ended June 30			Six months ended June 30
			Percentage			Percentage
(dollars in thousands)	2011	2010	Change	2011	2010	Change

Net premiums written:
Commercial:
Automobile	$43,092	$46,183	-6.7%	$86,305	$91,068	-5.2%
Workers compensation		18,717	-100.0%	(40,012)	40,179	NM ***
Commercial multi-peril	90,410	92,608	-2.4%	176,700	176,589	0.1%
Other commercial	18,215	20,487	-11.1%	37,469	43,176	-13.2%

Total commercial	$151,717	$177,995	-14.8%	$260,462	$351,012	-25.8%

Total commercial without workers compensation
net premiums written **	$151,717	$159,278	-4.7%	$300,474	$310,833	-3.3%

Personal:
Automobile	$28,721	$25,546	12.4%	$55,610	$48,723	14.1%
Homeowners	24,850	23,207	7.1%	44,465	40,903	8.7%
Other personal	3,698	3,478	6.3%	6,817	6,418	6.2%

Total personal	$57,269	$52,231	9.6%	$106,892	$96,044	11.3%

Total personal and commercial	$208,986	$230,226	-9.2%	$367,354	$447,056	-17.8%

Total personal and commercial without workers compensation
net premiums written **	$208,986	$211,509	-1.2%	$407,366	$406,877	0.1%

Statutory combined ratios:
Commercial:
Automobile	105.1%	98.1%		102.7%	98.2%
Workers compensation		111.0%			109.2%
Commercial multi-peril	136.7%	105.4%		127.1%	108.0%
Other commercial	99.3%	85.5%		93.2%	89.3%

Total commercial	120.9%	101.5%		116.3%	103.1%

Total commercial without intercompany pooling transfer **				113.4%

Personal:
Automobile	119.0%	109.3%		115.0%	105.3%
Homeowners	170.2%	98.3%		145.8%	123.0%
Other personal	69.8%	56.4%		71.7%	58.3%

Total personal	137.7%	100.9%		125.4%	109.9%

Total personal and commercial statutory combined ratio	125.2%	101.3%		118.4%	104.5%

Total personal and commercial statutory combined ratio
without intercompany pooling transfer **				116.5%

GAAP combined ratios:
Commercial	121.3%	103.1%		114.5%	104.3%
Personal	139.4%	102.4%		126.2%	110.4%

Total personal and commercial GAAP combined ratio	126.0%	102.9%		117.5%	105.6%

GAAP losses paid	$177,624	$157,372		$340,288	$285,117

Net catastrophe losses incurred	$34,400	$8,040		$43,400	$29,000

These financial figures are unaudited.

* Statutory data is a non-GAAP measure. Because it is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' Accounting Practices and Procedures Manual, a reconciliation to GAAP is not required.

** The effect of the January 1, 2011, pooling transfer of $40,011,594 of net premiums written (representing the transfer of the January 1, 2011, unearned premium balance of workers compensation) and the effect of the pool transfer on the statutory combined ratios are excluded for comparative purposes.

*** Not Meaningful

CONTACT:
Harleysville Group Inc.
Mark Cummins (Investors)
215-256-5025
mcummins@harleysvillegroup.com
or
Randy Buckwalter (Media)
215-256-5288
rbuckwalter@harleysvillegroup.com